[ARTICLE]5
[MULTIPLIER]1,000

                                                                                                    hibit 11
BARR LABORATORIES, INC. AND SUBSIDIARIES

COMPUTATION OF PER SHARE EARNINGS

(Amounts in thousands, except per share amounts)

                                                       1995              1994          1993

PRIMARY
    Average shares outstanding                         8,945             8,690         8,630

    Net effect of dilutive stock options -
    based on the treasury stock method using
    average market price                                 -   i             198           -   i

                                           Total       8,945             8,888         8,630

    Net earnings                                      $6,225            $2,658        $7,787


    Net earnings per share                             $0.70             $0.30         $0.90

FULLY DILUTED
    Average shares outstanding                         8,945             8,690         8,630

    Net effect of dilutive stock options -
    based on the treasury stock method using:
    average market price                                 224               218           -
    quarter-end market price                             -                 -             207


    Convertible debenture                                -                 503           503

                                           Total       9,169             9,411         9,340

    Net earnings                                      $6,225            $2,658        $7,787

    Add convertible debt interest, deferred
    finance charges, net of income tax effect            -                 668           668

    Total                                             $6,225            $3,326        $8,455


    Net earnings per share                             $0.68  ii         $0.35 iii      0.91 iii



i)    Stock options of  208 and 101 in 1995 and 1993, respectively, are not included because their inclusion results in less than 3% dilution.

ii)    Results in less than 3% dilution.

iii)   Anti-dilutive.
